Exhibit 4.36

                            Milestone Scientific Inc.
                              220 S. Orange Avenue
                              Livingston, NJ 07039
                               Tel: (973) 535-2717
                               Fax: (973) 535-2829

                                 March 28, 2002

Design Centre Incorporated
218 Dew Drop Road
York PA 17402
Attn: Gary DeBruin

            Re:   Milestone Scientific Inc ("Milestone")

Dear Gary:

This will confirm that Milestone has agreed to issue to Design Centre Incorporated ("DCI") and that DCI has agreed to accept from Milestone 187,500 units as payment of $150,000 of design services of which $93,924 is due from Milestone and $ 56,076 will be applied as a credit against future billing on projects for which DCI has been engaged by Milestone. Each unit will consist of one share of Milestone common stock and one warrant to purchase an additional share of such common stock, exercisable at $.80 per share through January 31, 2003, thereafter at $1.00 per share through January 31, 2004, and thereafter at $2.00 per share through January 31, 2007, at which time they will expire. The warrants also will have antidilution protection against capital changes.

      By signing this letter, you confirm that (i) you are an "accredited investor" within the meaning of Rule 215 of the Rules and Regulations under the Securities Act, and (ii) you have acquired the units for investment and acknowledge that the securities cannot be resold or otherwise disposed of until they are registered under the Securities Act and any applicable state securities laws or an exemption from registration is available.

      Since the securities will not be registered at the time of issuance, the certificates representing the shares and warrants underlying the units delivered to you will bear the following legends, respectively:

      THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD,
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      TRANSFERRED, HYPOTHECATED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE
      REGISTRATION STATEMENT UNDER THE ACT OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE ACT.

      NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK WHICH MAY BE ACQUIRED UPON THE EXERCISE HEREOF, AS OF THE DATE OF ISSUANCE HEREOF, HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE ACT.

            Please acknowledge your agreement and understanding of the above provisions by signing and dating a copy of this letter and returning it to us by facsimile and mail. The securities will be delivered to you promptly after receipt of your acknowledgement.

                                         Sincerely,

                                         MILESTONE SCIENTIFIC INC.


                                         By: s/ Thomas M. Stuckey
                                             -----------------------------------
                                             Thomas M. Stuckey
                                             Chief Financial Officer

ACCEPTED AND AGREED TO
THIS 28th DAY OF March, 2002


   s/Gary DeBruin
   --------------------------
   Design Centre Incorporated
   By: Gary DeBruin


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